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                                                                    Exhibit 10.2



                              EMPLOYMENT AGREEMENT

                          DATED AS OF JANUARY 26, 1997

              BETWEEN BERNARD CAMMARATA AND THE TJX COMPANIES, INC.

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                                   INDEX                                    PAGE

1.  EFFECTIVE DATE; TERM OF AGREEMENT..........................................1

2.  SCOPE OF EMPLOYMENT........................................................1

3.  COMPENSATION AND BENEFITS..................................................2

4.  TERMINATION OF EMPLOYMENT; IN GENERAL......................................7

5.  BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR
         UPON EXPIRATION OF THE AGREEMENT......................................7

6.  OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS........................10

7.  BENEFITS UPON CHANGE IN CONTROL...........................................11

8.  AGREEMENT NOT TO SOLICIT OR COMPETE.......................................11

9.  SPECIAL DEFERRAL ACCOUNT; TRUST...........................................12

10. ASSIGNMENT................................................................15

11. NOTICES...................................................................16

12. CERTAIN EXPENSES..........................................................16

13. WITHHOLDING...............................................................16

14. GOVERNING LAW.............................................................16

15. ARBITRATION...............................................................16

16. ENTIRE AGREEMENT..........................................................17

EXHIBIT A

         Terms of 75,000 Share Deferred Stock Award Under Section 3(c)(i)....A-1


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EXHIBIT B

         Terms of 150,000 Share Deferred Stock Award Under Section 3(c)(ii)..B-1

EXHIBIT C

         Certain Definitions.................................................C-1

EXHIBIT D

         Definition of "Change of Control"...................................D-1

EXHIBIT E

         Change of Control Benefits..........................................E-1


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                                                               BERNARD CAMMARATA


                              EMPLOYMENT AGREEMENT

         AGREEMENT dated as of January 26, 1997 between BERNARD CAMMARATA of One Thornton Lane, Concord, Massachusetts 01742 ("Executive") and The TJX Companies, Inc., a Delaware corporation whose principal office is in Framingham, Massachusetts 01701.

                                    RECITALS

         Executive has been employed by The TJX Companies, Inc. (the "Company") as its President and Chief Executive Officer, most recently pursuant to an employment agreement dated as of January 30, 1994 (the "Prior Agreement"). The Company and Executive intend that Executive should continue to serve the Company on the terms set forth below and, to that end, deem it desirable and appropriate to enter into this Agreement.

                                    AGREEMENT

         The parties hereto, in consideration of the mutual agreements hereinafter contained, agree as follows:

         1. EFFECTIVE DATE; TERM OF AGREEMENT. This Agreement shall become effective as of January 26, 1997 (the "Effective Date") and, as of that date, shall supersede the Prior Agreement. Executive's employment shall continue on the terms provided herein until January 26, 2002, subject to earlier termination as provided herein (such period of employment hereinafter called the "Employment Period").

         2. SCOPE OF EMPLOYMENT.

         (a) Nature of Services. Executive shall diligently perform the duties and assume the responsibilities of President and Chief Executive Officer of the Company and such additional executive duties and responsibilities as shall from time to time be assigned to him by the Board.

         (b) Extent of Services. Except for illnesses and vacation periods, Executive shall devote substantially all his working time and attention and his best efforts to the performance

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of his duties and responsibilities under this Agreement. However, Executive may
(i) make any passive investments where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in public companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall believe that the time spent on such activities infringes in any material respect upon the time required by Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties. The parties hereto acknowledge that Executive's involvement as an investor in and director of the Sterling Country Club constitutes a passive investment that does not involve managerial effort within the meaning of (i) above.

         3. COMPENSATION AND BENEFITS.

         (a) Base Salary. Executive shall be paid a base salary at the rate hereinafter specified, such Base Salary to be paid in the same manner and at the same times as the Company shall pay base salary to other executive employees. The rate at which Executive's Base Salary shall be paid shall be $1,200,000 per year or such other rate (not less than $1,200,000 per year) as the Board may determine after Board review at the beginning of the Company's FYE 2000 and FYE 2002; provided, that so much of Executive's Base Salary for any fiscal year of the Company as exceeds the Section 162(m) Current Salary Maximum shall be credited to the Account described at Section 9 below and paid out in accordance with Section 9(f) below.

         (b) Existing Awards Under 1986 Stock Incentive Plan (Including LRPIP). Reference is made to the following awards previously made to Executive under the Company's 1986 Stock Incentive Plan (including any successor, the "1986 Plan"), including awards under the Long Range Performance Incentive Plan:

                  (i) PARS: The award for 100,000 shares referenced in Section 3(d) of the employment agreement between Executive and the Company dated as of June 1, 1989 (the "1989 Agreement"), and the award dated September 17, 1990;

                  (ii) PBDS: The award for a maximum of 150,000 shares referenced in Section 3(c) of the Prior Agreement;

                  (iii) Existing Options: Grant Nos. 86-40, 86-42, 86-46, and 86-48; and

                  (iv) LRPIP: Awards made prior to the date of this Agreement under the terms of LRPIP.


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Each of the above-referenced awards shall continue for such period or periods and in accordance with such terms as are set out in the grant and other governing documents relating to such awards (including for this purpose the Prior Agreement and the 1989 Agreement insofar as they relate to any such awards), and shall not be affected by the terms of this Agreement except as otherwise expressly provided herein; provided, that by executing this Agreement, Executive waives any and all right to receive any shares under Section A.2(e) of Schedule A of the Prior Agreement and acknowledges that all references hereunder to his PBDS award under the Prior Agreement shall exclude amounts, if any, determined under said Section A.2(e).

         (c) Additional Awards under 1986 Plan. The Committee has determined to grant to Executive the following additional awards under the 1986 Plan:

                  (i) Effective upon execution of this Agreement, Executive shall be awarded a bonus of 75,000 shares of Deferred Stock on the terms and conditions set forth in Exhibit A to this Agreement. This Agreement, including Exhibit A, shall constitute the Award Agreement in respect of such shares required by the 1986 Plan.

                  (ii) Also effective upon execution of this Agreement, Executive shall be awarded an additional 150,000 shares of Deferred Stock on the terms and conditions set forth in Exhibit B to this Agreement. This Agreement, including Exhibit B, shall constitute the Award Agreement in respect of such shares required by the 1986 Plan.

                  (iii) Also effective upon execution of this Agreement, Executive shall be awarded two stock options under the 1986 Plan for an aggregate of 350,000 shares of Stock: one option (the "First New Option") to purchase 100,000 shares of Stock and the second (the "Second New Option") to purchase 250,000 shares of Stock. The First and Second New Options shall be identical in their terms except that the First New Option shall vest (become exercisable) on a cumulative basis at the rate of 33 1/3% per year beginning on June 4, 1997, subject to acceleration in accordance with the 1986 Plan and this Agreement, and the Second New Option shall vest (become exercisable) on a cumulative basis at the rate of 33 1/3% per year beginning on the first anniversary of the date of grant, subject to acceleration in accordance with the 1986 Plan and this Agreement. The exercise price for each New Option shall be the fair market value of the Stock on the date of grant, and each New Option shall have a term of ten years, subject to earlier termination in accordance with the 1986 Plan and this Agreement. Executive shall also be eligible to receive normal annual awards of non-statutory stock options (including any such awards made in the Company's fiscal year ending in 1998), but only if at the time of such award Executive is still serving as Chief Executive Officer (such additional option awards, if any, together with the First New Option and the Second New Option being hereinafter referred to as the "New Options"). If prior


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         to January 26, 2002 (A) Executive dies or becomes Disabled, or (B) a
         Change of Control occurs while Executive is employed by the Company, or
         (C) Executive voluntarily terminates the Employment Period for Valid Reason, or (D) Executive's employment is terminated by the Company other than for Cause, then all of Executive's previously granted stock options (including but not limited to the New Options) ("Options") then outstanding, to the extent not already vested, shall be immediately vested. If Executive dies or becomes Disabled while employed by the Company, all his Options shall remain exercisable for a period of three years or, if less, the remainder of the original option term, and shall then terminate. In the event Executive retires under the terms of the 1986 Plan, all his Options shall remain exercisable (to the extent they were exercisable immediately prior to such retirement) for a period of three years or, if less, the remainder of the original option term, and then shall terminate. Upon any other termination of employment the Options shall remain exercisable (to the extent they were exercisable immediately prior to such termination, taking into account any applicable accelerated vesting as described above) for a period equal to the lesser of (i) three months, or (ii) the remainder of their original term, and then shall terminate. However, if Executive is terminated for Cause all the Options shall immediately terminate.

         (d) LRPIP. During the Employment Period, Executive will be eligible to participate in annual grants under LRPIP. To the extent provided in Section 162(m) of the Code, the terms of any such award shall be established by the Committee. Subject to the foregoing, Executive shall be entitled with respect to each award cycle (beginning with the FYE 1998 to FYE 2000 cycle) to earn up to 70% of his Base Salary as in effect at the beginning of the cycle if the target established by the Committee is met and up to 105% of such Base Salary if such target is exceeded, with the payment potential ranging from 0% to 105% of Executive's Base Salary as established by the terms of the award. To the extent the material terms of LRPIP are required to be approved by stockholders, Executive's eligibility to receive awards under LRPIP for any cycle to which such stockholder vote pertains shall be subject to such stockholder approval.

         (e) MIP. During the Employment Period, Executive shall be eligible to receive annual awards under the Company's Management Incentive Plan ("MIP"). To the extent provided in Section 162(m) of the Code, the goals, scope and conditions of any award shall be established annually by the Committee. Subject to the foregoing, Executive shall be entitled to earn up to 60% of his Base Salary if the target established by the Committee is met and up to 120% of his Base Salary if such target is exceeded, with the payment potential ranging from 0% to 120% of Executive's Base Salary as established by the terms of the award. To the extent the material terms of MIP are required to be approved by stockholders, Executive's eligibility to receive annual awards under MIP for any year to which such stockholder vote pertains shall be subject to such stockholder approval.


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         (f) Additional Bonus Awards. The following additional awards shall be made and shall be credited to Executive's Account under Section 9:

                  (i) Subject to the provisions of this paragraph (f)(i), Executive shall be entitled to a deferred award equal to (i) the positive excess, if any, of the closing price of a share of Stock on each vesting date of the First New Option described in paragraph
         (c)(iii) above (each, a "vesting determination date"), taking into account any accelerated vesting of such Option (or the closing price of a share of Stock on the first day prior to the vesting determination date on which the Stock is traded if the Stock is not traded on the vesting determination date), over $34.875 (provided, that in no event shall such positive excess exceed $7.875), multiplied by (B) the number of shares of Stock as to which the First New Option vests on such vesting determination date, subject in each case to appropriate adjustment (as to dollar amounts and number of shares) for stock splits, stock dividends and similar transactions occurring after June 4, 1996. The portion of the award described in this paragraph that is determined on any vesting determination date shall be credited to Executive's Account under Section 9 as of such date, regardless of whether the First New Option is exercised or remains exercisable.

                  (ii) On the date in 1999 on which LRPIP awards, if any, for the FYE 1997-1999 cycle are determined and paid, there shall be credited to Executive's Account under Section 9, if Executive is then still employed by the Company and its Subsidiaries, an amount equal to the award, if any, to which Executive would have been entitled if he had participated in the LRPIP FYE 1997-1999 cycle.

         (g) SERP. Except as provided in Exhibit E ("Change of Control Benefits") and this subsection (g), Executive is entitled to Category B benefits determined and made payable in accordance with the generally applicable provisions of the Company's Supplemental Executive Retirement Plan.

                  (i) Benefits vested to the extent accrued. Subject to the provisions of Section 6 below, Executive has a fully vested right to his accrued benefit under SERP based (except as provided in Exhibit E) on his actual years of service. Executive shall continue to be fully vested in any future accruals (if any) under SERP.

                  (ii) Death benefit. If Executive should die unmarried during the Employment Period, the Company shall pay a lump sum death benefit to his designated beneficiary, or if none to his estate. The lump sum death benefit payable in accordance with this paragraph shall be paid as soon as practicable following the date of Executive's death (the "benefit determination date") and shall be in lieu of any other death benefit then payable under SERP. The


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         amount of such lump sum death benefit shall be determined by assuming that Executive:

                           (A) was married to a spouse of the same age as
                  himself;

                           (B) retired on the benefit determination date and
                  deferred receipt of his SERP benefit until age 65;

                           (C) commenced receiving his SERP benefit at age 65 in
                  the form of a reduced joint and survivor annuity with a 50% continuance to such spouse if she survived him; and

                           (D) died immediately after commencement of that
                  annuity.

         The lump sum death benefit described in this subsection (g) shall be the actuarial present value, determined as of the benefit determination date, of the hypothetical survivor-spouse annuity determined in accordance with the assumptions described in (A) through (D) above. For purposes of making this actuarial present-value determination, the same interest rate and mortality assumptions shall be applied as would apply in determining a Category B SERP participant's retirement lump sum benefit payable as of the benefit determination date.

                  For purposes of this subsection (g), Executive's designated beneficiary shall be such person (including a trust) as Executive shall have specified by a written notice delivered to the Company in accordance with Section 11. Executive may change his beneficiary designation at any time by a subsequent written notice delivered in the same manner. If no beneficiary designation under this subsection (g) is in effect at the time of Executive's death, the death benefit, if any, payable under this subsection (g) shall be paid to Executive's estate.

         (h) Qualified Plans. Executive shall be entitled during the Employment Period to participate in the Company's tax-qualified retirement and profit-sharing plans in accordance with the terms of those plans.

         (i) Policies and Fringe Benefits. Executive shall be subject to Company policies applicable to its executives generally and shall be entitled to receive all such fringe benefits as the Company shall from time to time make available to other executives generally (subject to the terms of any applicable fringe benefit plan).


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         4. TERMINATION OF EMPLOYMENT; IN GENERAL.

         (a) The Company shall have the right to end Executive's employment at any time and for any reason, with or without Cause.

         (b) The Employment Period shall terminate when Executive becomes Disabled. In addition, if by reason of Incapacity Executive is unable to perform his duties for at least six continuous months, upon written notice by the Company to Executive the Employment Period will be terminated for Incapacity.

         (c) Whenever the Employment Period shall terminate, Executive shall resign all offices or other positions he shall hold with the Company and any affiliated corporations, including any position on the Board.

         5. BENEFITS UPON NON-VOLUNTARY TERMINATION OF EMPLOYMENT OR UPON EXPIRATION OF THE AGREEMENT.

         (a) Certain Terminations Prior to January 26, 2002. If the Employment Period shall have terminated prior to January 26, 2002 by reason of (i) death, Disability or Incapacity of Executive, (ii) termination by the Company for any reason other than Cause or (iii) termination by Executive in the event that either (A) Executive shall be removed from or fail to be reelected to the offices of Chief Executive Officer, a Director and a member of any Executive Committee of the Board, or (B) Executive is relocated more than 40 miles from the current corporate headquarters of the Company, in either case without his prior written consent (a "Constructive Termination"), then all compensation and benefits for Executive shall be as follows:

                  (i) For the longer of twelve (12) months after such termination or until January 26, 2002 (the "termination period"), the Company will pay to Executive or his legal representative continued Base Salary at the rate in effect at termination of employment, subject to the following:

                           (A) If Executive is eligible for long-term disability
                  compensation benefits under the Company's long-term disability plan or any successor Company long-term disability plan, the amount payable under this clause shall be paid at a rate equal to the excess of (I) the rate of Base Salary in effect at termination of employment, over (II) the long-term disability compensation benefits for which Executive is eligible under such plan.

                           (B) Payments pursuant to this clause (a)(i) shall be
                  paid for the first twelve months of the termination period without reduction for compensation


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                  earned from other employment or self-employment, and shall thereafter be reduced by such compensation received by Executive from other employment or self-employment.

                  (ii) Until the expiration of the termination period as defined at (a)(i) above and subject to such minimum coverage-continuation requirements as may be required by law, the Company will provide (except to the extent that Executive shall obtain the same from another employer or from self-employment) such medical and hospital insurance, long-term disability insurance and term life insurance for Executive and his family, comparable to the insurance provided for executives generally, as the Company shall determine, and upon the same terms and conditions as the same shall be provided for other Company executives generally; provided, however, that in no event shall such benefits or the terms and conditions thereof be less favorable to Executive than those afforded to him as of the date of termination.

                  (iii) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, (A) any amounts to which Executive is entitled under MIP for the fiscal year of the Company ended immediately prior to Executive's termination of employment, plus (B) any unpaid amounts owing with respect to LRPIP cycles in which Executive participated and which were completed prior to termination, plus (C) if the LRPIP FYE 1997-1999 cycle has been completed, any bonus to which Executive is entitled under Section 3(f)(ii), unless such bonus has already been credited to Executive's Account under Section 9. These amounts will be paid at the same time as other awards for such prior year or cycle are paid.

                  (iv) The Company will pay to Executive or his legal representative, without offset for compensation earned from other employment or self-employment, an amount in the nature of severance equal to the sum of (A) Executive's MIP Target Award, if any, for the year of termination, multiplied by a fraction, the numerator of which is three hundred and sixty-five (365) plus the number of days during such year prior to termination, and the denominator of which is seven hundred and thirty (730), plus (B) with respect to each LRPIP cycle in which Executive participated and which had not ended prior to termination of employment, 1/36 of an amount equal to Executive's LRPIP Target Award for such cycle multiplied by the number of full months in such cycle completed prior to termination of employment, plus (C) with respect to the bonus described in Section 3(f)(ii) (if the LRPIP FYE 1997-1999 cycle has not yet been completed), an amount equal to $70,000 for each month in the FYE 1997-1999 LRPIP cycle ended prior to termination of employment. The severance component described in clause
         (a)(iv)(A) above will be paid not later than MIP awards for the year of termination are paid. The severance component described in clause
         (a)(iv)(B) above, to


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         the extent measured by the LRPIP Target Award for any cycle, will be paid not later than the date on which LRPIP awards for such cycle are paid or would have been paid. The severance component described in clause (a)(iv)(C) above will be paid not later than the date in 1999 on which LRPIP awards for the FYE 1997-1999 cycle are paid or would have been paid. In no event shall the severance described in this paragraph be treated as paid under MIP or LRPIP.

                  (v) In addition, the Company (A) will pay to Executive or his legal representative such vested amounts as shall have been deferred for Executive's account (but not received) under the GDCP in accordance with its terms plus such amounts, if any, as shall then remain credited to Executive's Account under Section 9; and (B) shall deliver to Executive or his legal representative any shares of Stock which Executive shall have earned but deferred in respect of his PBDS award referred to in Section 3(b)(ii).

                  (vi) Executive or his legal representative shall be entitled to the benefits described in Sections 3(b)(i) (PARS), 3(b)(ii) (PBDS) (other than those referenced under Section 6(a)(v) above), 3(b)(iii) (Existing Options), Section 3(c)(iii) (New Options), 3(g) (SERP), and 3(h) (Qualified Plans).

                  (vii) If termination occurs by reason of Incapacity or Disability, Executive shall be entitled to such compensation, if any, as is payable pursuant to the Company's long-term disability plan or any successor Company disability plan. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under (a)(i) above, and if the sum of such payments (the "combined salary/disability benefit") exceeds the payment for such period to which Executive is entitled under (a)(i) above (determined without regard to paragraph (A) thereof), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive's combined salary/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.

         (b) Terminations after January 25, 2002. Unless earlier terminated or except as otherwise mutually agreed by Executive and the Company, Executive's employment with the Company shall terminate on January 26, 2002. Unless the Company in connection with such termination shall offer to Executive continued service in a position acceptable to Executive and upon mutually and reasonably agreeable terms, Executive shall be entitled upon such termination to receive, for the period beginning on such termination and ending on the date of the annual meeting of stockholders occurring in 2003, continuation of Base Salary at the rate in effect at termination of employment plus medical, dental, life-insurance and disability


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coverage (but not including continued participation in the Company's retirement or 401(k) plan(s) or continued participation in SERP or any other fringe benefit, other than a Company provided automobile or automobile allowance) comparable to the benefits of such type to which he was entitled at time of termination; provided, that to the extent it is impossible or impracticable to provide any such benefits to Executive under the Company's then existing employee benefit plans or arrangements, the Company shall arrange for alternative comparable coverage or, if such alternative coverage is not available, shall pay to Executive the cost of such coverage, all as reasonably determined by the Committee. If the Company in connection with such termination offers to Executive continued service in a position acceptable to Executive and upon mutually and reasonably agreeable terms, and Executive declines such service, he shall be treated for all purposes of this Agreement as having terminated his employment voluntarily (other than for Valid Reason) on January 26, 2002 and he shall be entitled only to those benefits to which he would be entitled under Section 6(a) ("Voluntary termination of employment"). For purposes of the two preceding sentences, "service in a position acceptable to Executive" shall mean service as Chief Executive Officer of the Company or service as Chairman of the Board, or service in such other position, if any, as may be acceptable to Executive.

         6. OTHER TERMINATION; VIOLATION OF CERTAIN AGREEMENTS.

                  (a) Voluntary termination of employment. If Executive terminates his employment voluntarily, Executive or his legal representative shall be entitled to: (i) such vested amounts as shall have been deferred for Executive's account (but not received) under the GDCP in accordance with its terms and such amounts, if any, as shall then remain credited to Executive's Account under Section 9; (ii) any shares of Stock which Executive shall have earned but deferred in respect of his PBDS award referred to in Section 3(b)(ii); and (iii) the benefits described in Sections 3(b)(i) (PARS), 3(b)(ii) (PBDS) (other than those referenced under Section 6(a)(ii) above), 3(b)(iii) (Existing Options), Section 3(c)(iii) (New Options), 3(g) (SERP), and 3(h) (Qualified Plans). No other benefits shall be paid under this Agreement upon a voluntary termination of employment.

                  (b) Termination for Cause; violation of certain agreements. If the Company should end Executive's employment for Cause, or, notwithstanding Section 5 and Section 6(a) above, if Executive should violate the protected persons or noncompetition provisions of Section 8, all compensation and benefits otherwise payable pursuant to this Agreement shall cease, other than (w) such amounts as Executive shall have deferred (but not received) under the GDCP in accordance with its terms and such amounts as are credited to Executive's Account under
         Section 9, (x) any shares which Executive has earned but deferred in respect of his PBDS award referred to in Section 3(b)(ii); (y) any benefits to which Executive may be entitled under SERP (provided,


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         that if Executive should end his employment voluntarily, such benefits shall be payable only if Executive does not violate the provisions of
         Section 8), and (z) benefits, if any, to which Executive may be entitled under Sections 3(b)(i) (PARS), 3(b)(ii) (PBDS) (other than those referenced under (x) above), 3(b)(iii) (Existing Options), 3(c)(iii) (New Stock Options), and 3(h) (Qualified Plans). The Company does not waive any rights it may have for damages or for injunctive relief.

         7. BENEFITS UPON CHANGE IN CONTROL. Notwithstanding any other provision of this Agreement, in the event of a Change of Control, the determination and payment of any benefits payable thereafter with respect to Executive shall be governed exclusively by the provisions of Exhibit E.

         8. AGREEMENT NOT TO SOLICIT OR COMPETE.

         (a) Upon the termination of employment at any time, then for a period of two years after the termination of the Employment Period, Executive shall not under any circumstances employ, solicit the employment of, or accept unsolicited the services of, any "protected person" or recommend the employment of any "protected person" to any other business organization. A "protected person" shall be a person known by Executive to be employed by the Company or its Subsidiaries or to have been employed by Company or its Subsidiaries within six months prior to the commencement of conversations with such person with respect to employment.

         As to (i) each "protected person" to whom the foregoing applies, (ii) each subcategory of "protected person" as defined above, (iii) each limitation on (A) employment, (B) solicitation and (C) unsolicited acceptance of services, of each "protected person" and (iv) each month of the period during which the provisions of this subsection (a) apply to each of the foregoing, the provisions set forth in this subsection (a) are deemed to be separate and independent agreements and in the events of unenforceability of any such agreement, such unenforceable agreement shall be deemed automatically deleted from the provisions hereof and such deletion shall not affect the enforceability of any other provision of this subsection (a) or any other term of this Agreement.

         (b) During the course of his employment, Executive will have learned many trade secrets of the Company and will have access to confidential information and business plans for the Company. Therefore, upon automatic termination of the Employment Period on January 26, 2002, or if Executive should end his employment voluntarily at any time, including by reason of retirement or disability but not including a voluntary termination for Valid Reason, or if the Company should end Executive's employment at any time for Cause, then for a period of two years thereafter, Executive will not engage, either as a principal, employee, partner, consultant or investor (other than a less-than-1% stock interest in a


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corporation), in a business which is a competitor of the Company. A business shall be deemed a competitor of the Company if and only if it shall then be so regarded by retailers generally or if it shall operate a promotional off-price family apparel store within 10 miles of any "then existing T.J. Maxx or Marshalls store." The term "then existing" in the previous sentence shall refer to any such store that is, at the time of termination of the Employment Period, operated by the Company or any wholly-owned subsidiary of the Company or under lease for operation as aforesaid. Nothing herein shall restrict the right of Executive to engage in a business that operates a conventional or full mark-up department store. Executive agrees that if, at any time, pursuant to action of any court, administrative or governmental body or other arbitral tribunal, the operation of any part of this paragraph shall be determined to be unlawful or otherwise unenforceable, then the coverage of this paragraph shall be deemed to be restricted as to duration, geographical scope or otherwise, to the extent, and only to the extent, necessary to make this paragraph lawful and enforceable in the particular jurisdiction in which such determination is made.

         (c) If the Employment Period terminates, Executive agrees (i) to notify the Company immediately upon his securing employment or becoming self-employed during any period when Executive's compensation from the Company shall be subject to reduction or his benefits provided by the Company shall be subject to termination as provided in Section 6 and (ii) to furnish to the Company written evidence of his compensation earned from any such employment or self-employment as the Company shall from time to time request. In addition, upon termination of the Employment Period for any reason other than the death of Executive, Executive shall immediately return all written trade secrets, confidential information and business plans of the Company and shall execute a certificate certifying that he has returned all such items in his possession or under his control.

         9. SPECIAL DEFERRAL ACCOUNT; TRUST.

                  (a) The Company shall maintain on its books a special memorandum Account reflecting the following deferred compensation obligations of the Company to Executive: (i) an opening balance of $55,000, which shall be credited to the Account as of the date of execution of this Agreement; (ii) the Deferred Stock award described in Exhibit A, which shall be credited to the Account as of the date of execution of this Agreement; (iii) the Deferred Stock award described in Exhibit B, which shall be credited to the Account as of the date of this Agreement; (iv) any Base Salary deferred under Section 3(a), which shall be credited to the Account as of the date such deferred Base Salary would have been paid had it not been deferred; (v) the amounts, if any, described in Section 3(f)(i) above, which shall be credited to the Account as of the date(s) such amounts, if any, are earned under
         Section 3(f)(i); (v) the amount, if any, described in Section 3(f)(ii) above, which shall be credited to the Account as of the date awards (if any) for the LRPIP FYE 1997-1999 cycle are paid; and (vi) notional investment experience with respect to such deferrals, as hereinafter described.

                  (b) The Company's obligations with respect to the Account represent an unsecured and unfunded promise by the Company to pay or deliver cash or property in the future, and Executive's rights to amounts credited to the Account shall be those of an unsecured general creditor of the Company.

                  (c) Amounts credited to the Account shall be adjusted for notional investment experience determined under this paragraph. For purposes of determining the amount of the Company's unfunded obligation to Executive hereunder, all amounts initially credited to the Account under (a)(ii) or (a)(iii) above shall be deemed invested in Stock and all other amounts initially credited to the Account, except as the same may be notionally invested or reinvested as described below, shall bear interest at the rate specified in the GDCP until such time as the Company shall have established a brokerage account (either directly or under the trust described in (e) below) to make "hedging investments" (as that term is defined in (d) below) and thereafter at the rate of return earned on uninvested cash in such brokerage account. Executive shall have the right, at any time and from time to time from and after the date any amount is credited to the Account, to specify by advance written notice to the Treasurer's Office of the Company the Authorized Investment(s) in which such amount shall be notionally invested; provided, that except as the Committee may otherwise authorize, no such specification with respect to the Account shall result in any one notional transaction that involves an amount less than $50,000; and further provided, that any such specification involving a notional sale of Stock shall be effective under this paragraph only (i) to the extent the Company could sell an equivalent number of shares of Stock pursuant to an effective Registration Statement under the Securities Act of 1933 (it being the agreement of the parties hereto that the Company shall cause a Registration Statement to be filed with the Securities and Exchange Commission as soon as practicable following execution of this Agreement) and in compliance with all applicable federal and state securities laws, and (ii) at such times as an executive officer of the Company would be free under applicable securities laws and Company practices applicable to executive officers generally to sell an equivalent number of shares of Stock. Any notional sale or purchase hereunder shall be effective on such date as Executive may specify (but not earlier than the first business day following the business day on which Executive provides to the Treasurer's Office written notice of such transaction) and shall be treated as having been effected, in the case of a security listed on an exchange or Nasdaq, at the closing price of such security on such effective date as reasonably determined by the Company based on reported third-party sources (such as, but not limited to, quotations in The Wall Street Journal); provided, that if Executive specifies a notional transaction subject to a minimum sale price, maximum purchase price or similar limitation, such limitation shall be taken into account to the extent practicable in the Company's reasonable determination as to whether, when and at what price the notional transaction specification is to be given effect; and further provided, that in the case of any transaction as to which the Company makes (or causes to be made) a "hedging transaction" as that term is defined in paragraph (d) below, the provisions of paragraph (d) below shall apply in determining the amount, price and other terms of notional transactions. Subject to paragraph (d) below, the Account shall be adjusted for income, gain, loss and expenses associated with the Authorized Investments specified by Executive in the same manner as if the Account had actually been invested in such Investments. In the case of any portion of the Account notionally invested in Stock, any deemed cash dividends shall be treated as having been notionally reinvested in Authorized Investments other than Stock, and any deemed distributions of property other than Stock shall continue to be treated as notionally invested in such property until Executive shall specify another notional investment.

                  (d) Notional investment experience under (c) above shall be determined net of brokerage commissions, loads and other transaction costs as provided in this paragraph. The Company in its discretion may cause assets of the Company (including assets held in the trust described at (e) below) to be invested in Authorized Investments matching those specified by Executive as the measure of notional investment experience under the Account (a "hedging investment"). If the Company chooses to make any such hedging investments for its own account, and so notifies Executive in writing, the notional investment experience under the Account related to any investment specification by Executive that is so hedged shall be determined after taking into account the Company's actual investment-related expenses (other than expenses associated with the preparation and filing of the registration statement or other compliance measures referred to at (c) above) and any actual loads or surrender charges with respect to such investment. If the Company notifies Executive in writing that it intends to hedge a notional investment, Executive's notional investment specifications shall take effect only at such time or times and to such extent as the Company's hedging investments are made. If the Company does not choose to hedge any notional investment specification made by Executive or does so without notifying Executive in writing (an "unhedged notional transaction"), the notional investment experience under the Account related to any such unhedged notional transaction shall be determined after taking into account deemed brokerage commissions equal to the Fidelity discount brokerage commission rates then in effect and such loads or surrender charges, if any, as would have been borne with respect to comparable investments, as reasonably determined by the Committee.

                  (e) As soon as practicable following execution of this Agreement, the Company shall cause a trust (of the type commonly referred to as a "rabbi trust") (the "Trust") to be established. As of each date that a credit described in (a)(i) through (a)(v) above is credited to the Account, the Company shall cause to be contributed to the Trust an amount equal to such credit. In the case of the credits described in (a)(ii) and (a)(iii) above, such contributions shall be made in shares of Stock; otherwise, all such contributions shall be made in cash. The Trust shall be irrevocable, subject only to the rights of the Company's general creditors to reach Trust assets in the event of the Company's insolvency or bankruptcy (as determined in a manner consistent with continued treatment of the Trust as a "grantor trust" under I.R.S. Revenue Procedure 92-64 and other applicable I.R.S. guidance) and subject to the remaining provisions of this paragraph. To the extent of any payment to Executive in respect of the Company's obligations under the Account, the Company may either make such payment directly and cause itself to be reimbursed for such payment out of the Trust, or may cause the trustee of the Trust to make the payment directly out of the Trust. Any payment from the Trust to Executive shall be treated to the extent of such payment as a discharge of the Company's obligations hereunder. If, after full payment of all amounts owing hereunder to Executive in respect of the Account, there remain any assets in the Trust, the Company shall have the right to recover such assets from the Trust and to terminate the Trust. Prior to termination of the Trust, not less frequently than once each calendar quarter the value of the assets held in the Trust shall be determined and compared to the balance then standing to the Account. If the balance in the Trust as of any such measurement date is more than the balance standing to the Account as of such date, the excess over such Account balance shall be paid to the Company at its request. If the balance in the Trust as of any measurement date is less than the balance standing to the Account as of such date, the Company shall promptly contribute to the Trust funds sufficient to cause the Trust balance to equal the Account balance as so determined.

                  (f) Distribution to Executive of amounts credited to the Account described at (a) above shall be made as soon as practicable following termination of Executive's status as an employee for any reason; provided, that if the Committee determines that because of a change in law or circumstances the deduction associated with an earlier distribution would not be limited by Section 162(m) of the Internal Revenue Code and the regulations thereunder, the Committee shall cause such distribution to be made at or as soon as practicable after the first date on which such limitation on deductions would not apply.

         10. ASSIGNMENT. The rights and obligations of the Company shall enure to the benefit of and shall be binding upon the successors and assigns of the Company. The rights and obligations of Executive are not assignable except only that payments payable to him after his death shall be made by devise or descent.

         11. NOTICES. All notices and other communications required hereunder shall be in writing and shall be given by mailing the same by certified or registered mail, return receipt requested, postage prepaid. If sent to the Company the same shall be mailed to the Company at 770 Cochituate Road, Framingham, Massachusetts 01701, Attention: Chairman of the Executive Compensation Committee, or other such address as the Company may hereafter designate by notice to Executive; and if sent to the Executive, the same shall be mailed to Executive at One Thornton Lane, Concord, Massachusetts 01742 or at such other address as Executive may hereafter designate by notice to the Company.

         12. CERTAIN EXPENSES. The Company shall bear the reasonable fees and costs of Executive's legal and financial advisors (not to exceed $35,000 in the aggregate) incurred in negotiating this Agreement.

         13. WITHHOLDING. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

         14. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the Commonwealth of Massachusetts.

         15. ARBITRATION. In the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

         16. ENTIRE AGREEMENT. This Agreement, including Exhibits, represents the entire agreement between the parties relating to the terms of Executive's employment by the Company and supersedes all prior written or oral agreements between them.

                         /s/ Bernard Cammarata
                         ------------------------------
                              Executive



                         THE TJX COMPANIES, INC.



                         By   /s/ Robert Shapiro
                              --------------------------------------------------
                              Chairman of the Executive Compensation Committee

                                    EXHIBIT A

        Terms of 75,000 Share Deferred Stock Award Under Section 3(c)(i)

         The following terms shall govern the award of Deferred Stock under the 1986 Plan described at Section 3(c)(i) of the Agreement (the "Section 3(c)(i) Award"):

         A.1. Number of Shares. The number of shares of Stock subject to the
Section 3(c)(i) Award shall be 75,000. An amount representing such shares shall be credited to the Account described at Section 9 of the Agreement as of the date of execution of the Agreement, and shall thereafter be notionally invested or reinvested, and otherwise adjusted, pursuant to Section 9.

         A.2. Transfer of Shares. To the extent that, as of the date of distribution of the Account described at Section 9 of the Agreement, that portion of the Account attributable to the Section 3(c)(i) Award remains notionally invested in Stock, there shall be transferred to Executive in satisfaction of the Company's obligation with respect to that portion of the Account shares of Stock equal in number to the number of such notionally invested shares; provided, that if the total number of shares to be distributed pursuant to this A.2. plus the total number of shares (if any) to be distributed pursuant to Section B.2. of Exhibit B includes a fractional share, the total such number shall be rounded down to the nearest whole number and the fractional share amount shall be distributed in cash.

         A.3. Voting. Executive shall be entitled to vote only those shares of Stock subject to the Section 3(c)(i) Award that have actually been transferred to him.

                                    EXHIBIT B

       Terms of 150,000 Share Deferred Stock Award Under Section 3(c)(ii)

         The following terms shall govern the award of Deferred Stock under the 1986 Plan described at Section 3(c)(ii) of the Agreement (the "Section 3(c)(ii) Award"):

         B.1. Number of Shares. The number of shares of Stock subject to the
Section 3(c)(ii) Award shall be 150,000. An amount representing such shares shall be credited to the Account described at Section 9 of the Agreement as of the date of execution of the Agreement, and shall thereafter be notionally invested or reinvested, and otherwise adjusted, pursuant to Section 9.

         B.2. Transfer of Shares. To the extent that, as of the date of distribution of the Account described at Section 9 of the Agreement, that portion of the Account attributable to the Section 3(c)(ii) Award remains notionally invested in Stock, there shall be transferred to Executive in satisfaction of the Company's obligation with respect to that portion of the Account shares of Stock equal in number to the number of such notionally invested shares; provided, that if the total number of shares to be distributed pursuant to this B.2. plus the total number of shares (if any) to be distributed pursuant to Section A.2. of Exhibit A includes a fractional share, the total such number shall be rounded down to the nearest whole number and the fractional share amount shall be distributed in cash.

         B.3. Voting. Executive shall be entitled to vote only those shares of Stock subject to the Section 3(c)(ii) Award that have actually been transferred to him.

         B.4. Noncompetition, etc. In consideration of the Section 3(c)(ii) Award, Executive agrees that upon automatic termination of the Employment Period on January 26, 2002, or if Executive should end his employment voluntarily at any time, including by reason of retirement or disability but not including a voluntary termination for Valid Reason, or if the Company should end Executive's employment at any time for Cause, then for a period of five years thereafter (instead of the two years specified in Section 8 of the Agreement) Executive shall be bound by the terms and conditions of Section 8 of the Agreement. The Company does not waive any rights it may have for damages or for injunctive relief in respect of the noncompetition agreement described in this Section.

                                    EXHIBIT C

                               Certain Definitions

In this Agreement, the following terms shall have the following meanings:

                  (a) "Account" shall mean the deferred compensation memorandum account described at Section 9 of the Agreement.

                  (b) "Authorized Investment" means cash, shares in investment companies registered under the Investment Company Act of 1940, investments permitted as an investment for current contributions under the Company's 401(k) plan or plans, bank obligations, commercial paper rated A-1, A-2 or A-3 or their equivalent, direct or guaranteed federal or state governmental obligations, and freely tradeable shares of common stock in companies listed on the New York Stock Exchange, the American Stock Exchange, or Nasdaq; provided, that Stock shall be considered an Authorized Investment only with respect to amounts initially credited to the Account under Section 9(a)(ii) or Section 9(a)(iii) and, with respect to any such amount, only until such time, as any, as Executive specifies that such amount be notionally reinvested in another Authorized Investment. An investment shall not constitute an Authorized Investment if it (i) represents five percent (5%) or more of the outstanding shares of any class of stock of the issuer, or (ii) if made by the Company or by Executive, would be illegal or require registration, consent or reporting with, from or to any governmental agency or other person, or (iii) would be subject to any restriction on transfer.

                  (c) "Base Salary" means, for any period, the amount described in Section 3(a).

                  (d) "Board" means the Board of Directors of the Company.

                  (e) "Committee" means the Executive Compensation Committee of the Board.

                  (f) "Cause" means dishonesty by Executive in the performance of his duties, conviction of a felony (other than a conviction arising solely under a statutory provision imposing criminal liability upon Executive on a per se basis due to the Company offices held by Executive, so long as any act or omission of Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), gross neglect of duties (other than as a result of Disability or death), or conflict of interest which conflict shall continue for 30 days after the Company gives written notice to Executive requesting the cessation of such conflict.

                  In respect of any termination during a Standstill Period, Executive shall not be deemed to have been terminated for Cause until the later to occur of (i) the 30th day after notice of termination is given and (ii) the delivery to Executive of a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Company's directors at a meeting called and held for that purpose (after reasonable notice to Executive), and at which Executive together with his counsel was given an opportunity to be heard, finding that the Executive was guilty of conduct described in the definition of "Cause" above, and specifying the particulars thereof in detail; provided, however, that the Company may suspend Executive and withhold payment of his Base Salary from the date that notice of termination is given until the earliest to occur of (A) termination of Executive for Cause (in which case Executive shall not be entitled to his Base Salary for such period), (B) a determination by a majority of the Company's directors that Executive was not guilty of the conduct described in the definition of "Cause" above (in which case Executive shall be reinstated and paid any of his previously unpaid Base Salary for such period), or (C) 90 days after notice of termination is given (in which case Executive shall then be reinstated and paid any of his previously unpaid Base Salary for such period). If Base Salary is withheld and then paid pursuant to clauses (B) and (C) of the preceding sentence, the amount thereof shall be accompanied by simple interest, calculated on a daily basis, at a rate per annum equal to the prime or base lending rate, as in effect at the time, of the Company's principal commercial bank.

                  (g) "Change of Control" has the meaning given it in Exhibit D.

                  (h) "Change of Control Termination" means the termination of Executive's employment during a Standstill Period (1) by the Company other than for Cause, or (2) by Executive for good reason, or (3) by reason of death, Incapacity or Disability.

                  For purposes of this definition, termination for "good reason" shall mean the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I),
         (II), (III), (IV), (V) or (VI) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; (B) within 120 days after the occurrence without Executive's express written consent of the event described in clause (VII), provided that Executive gives notice to the Company at least 30 days in advance of his intent to terminate his employment in respect of such event; or (C) under the circumstances described in clause (VIII) below, provided that Executive gives notice to the Company at least 30 days in advance:

         (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to the Change of Control, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for good reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

         (II) if Executive's rate of Base Salary for any fiscal year is less than 100 percent of the rate of Base Salary paid to Executive in the completed fiscal year immediately preceding the Change of Control or if Executive's total cash compensation opportunities, including salary and incentives, for any fiscal year are less than 100 percent of the total cash compensation opportunities made available to Executive in the completed fiscal year immediately preceding the Change of Control; or

         (III) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to the Change of Control unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to the Change of Control; or

         (IV) any purported termination of Executive's employment by the Company for Cause during a Standstill Period which is not effected in compliance with paragraph (d) above; or

         (V) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of the Change of Control; or

         (VI) any other breach by the Company of any provision of this Agreement; or

         (VII) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit D); or

         (VIII) The voluntary termination by Executive of his employment at any time within one year after the Change of Control. Notwithstanding the foregoing, the Board may expressly waive the application of this clause (VIII) if it waives the applicability of substantially similar provisions with respect to all persons with whom the Company has a written severance agreement (or may condition its application on any additional requirements or employee agreements which the Board shall in its discretion deem appropriate in the circumstances). The determination of whether to waive or impose conditions on the application of this clause (VIII) shall be within the complete discretion of the Board but shall be made prior to the Change of Control.

                  (i) "Date of Termination" means the date on which Executive's employment terminates.

                  (j) "Disability" has the meaning given it in the Company's long-term disability plan. Executive's employment shall be deemed to be terminated for Disability on the date on which Executive is entitled to receive long-term disability compensation pursuant to such long-term disability plan.

                  (k) "GDCP" means the Company's General Deferred Compensation Plan, or, if the General Deferred Compensation Plan is no longer maintained by the Company, a nonqualified deferred compensation plan or arrangement the terms of which are not less favorable to Executive than the terms of the General Deferred Compensation Plan as in effect on the Effective Date.

                  (l) "Incapacity" means a disability (other than Disability within the meaning of (j) above) or other impairment of health that renders Executive unable to perform his duties to the reasonable satisfaction of the Committee.

                  (m) "Section 162(m) Current Salary Maximum" means, for any fiscal year of the Company, $1,000,000 plus that portion of Executive's Base Salary as is deferred by salary reduction into the Company's 401(k) plan or plans, minus the sum of taxable fringe benefits provided to Executive for which the Company would be entitled to a deduction (determined without regard to Section 162(m) of the Code).

                  (n) "Standstill Period" means the period commencing on the date of a Change of Control and continuing until the close of business on the earlier of January 26, 2002 or the last business day of the 24th calendar month following such Change of Control.

                  (o) "Stock" means the common stock, $1.00 par value, of the Company.

                  (p) "Subsidiary" means any corporation in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power of all classes of stock.

                  (q) "Valid Reason" means the voluntary termination by Executive of his employment (A) within 120 days after the occurrence without Executive's express written consent of any one of the events described in clauses (I), (II), (III), (IV), or (V) below, provided that Executive gives notice to the Company at least 30 days in advance requesting that the pertinent situation described therein be remedied, and the situation remains unremedied upon expiration of such 30-day period; or (B) within 120 days after the occurrence without Executive's express written consent of the event described in clause (VI) below:

                  (I) the assignment to him of any duties inconsistent with his positions, duties, responsibilities, reporting requirements, and status with the Company immediately prior to such assignment, or a substantive change in Executive's titles or offices as in effect immediately prior to such assignment, or any removal of Executive from or any failure to reelect him to such positions, except in connection with the termination of Executive's employment by the Company for Cause or by Executive other than for Valid Reason, or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by Executive; or

                  (II) the failure of the Company to continue in effect any benefits or perquisites, or any pension, life insurance, medical insurance or disability plan in which Executive was participating immediately prior to such failure unless the Company provides Executive with a plan or plans that provide substantially similar benefits, or the taking of any action by the Company that would adversely affect Executive's benefits under any of such plans or deprive Executive of any material fringe benefit enjoyed by Executive immediately prior to such action, unless the elimination or reduction of any such benefit, perquisite or plan affects all other executives in the same organizational level (it being the Company's burden to establish this fact); or

                  (III) any purported termination of Executive's employment by the Company for Cause which is not effected in compliance with paragraph (d) above; or

                  (IV) any relocation of Executive of more than 40 miles from the place where Executive was located at the time of such relocation; or

                  (V) any other breach by the Company of any provision of this Agreement; or

                  (VI) the Company sells or otherwise disposes of, in one transaction or a series of related transactions, assets or earning power aggregating more than 30 percent of the assets (taken at asset value as stated on the books of the Company determined in accordance with generally accepted accounting principles consistently applied) or earning power of the Company (on an individual basis) or the Company and its Subsidiaries (on a consolidated basis) to any other Person or Persons (as those terms are defined in Exhibit D).

                                    EXHIBIT D

                        Definition of "Change of Control"

         "Change of Control" shall mean the occurrence of any one of the following events:

                  (a) there occurs a change of control of the Company of a nature that would be required to be reported in response to Item 1(a) of the Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") or in any other filing under the Exchange Act; provided, however, that no transaction shall be deemed to be a Change of Control (i) if the person or each member of a group of persons acquiring control is excluded from the definition of the term "Person" hereunder or (ii) unless the Committee shall otherwise determine prior to such occurrence, if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring control; or

                  (b) any Person other than the Company, any wholly-owned subsidiary of the Company, or any employee benefit plan of the Company or such a subsidiary becomes the owner of 20% or more of the Company's Common Stock and thereafter individuals who were not directors of the Company prior to the date such Person became a 20% owner are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; provided, however, that unless the Committee shall otherwise determine prior to the acquisition of such 20% ownership, such acquisition of ownership shall not constitute a Change of Control if Executive or an Executive Related Party is the Person or a member of a group constituting the Person acquiring such ownership; or

                  (c) there occurs any solicitation or series of solicitations of proxies by or on behalf of any Person other than the Company's Board of Directors and thereafter individuals who were not directors of the Company prior to the commencement of such solicitation or series of solicitations are elected as directors pursuant to an arrangement or understanding with, or upon the request of or nomination by, such Person and constitute at least 1/4 of the Company's Board of Directors; or

                  (d) the Company executes an agreement of acquisition, merger or consolidation which contemplates that (i) after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be owned, leased or otherwise controlled by another Person and (ii) individuals who are directors of the Company when such agreement is executed shall not constitute a majority of the board of directors of the survivor or successor entity immediately after the effective date provided for in such agreement; provided, however, that unless otherwise determined by the Committee, no transaction shall constitute a Change of Control if, immediately after such transaction, Executive or any Executive Related Party shall own equity securities of any surviving corporation ("Surviving Entity") having a fair value as a percentage of the fair value of the equity securities of such Surviving Entity greater than 125% of the fair value of the equity securities of the Company owned by Executive and any Executive Related Party immediately prior to such transaction, expressed as a percentage of the fair value of all equity securities of the Company immediately prior to such transaction (for purposes of this paragraph ownership of equity securities shall be determined in the same manner as ownership of Common Stock); and provided, further, that, for purposes of this paragraph (d), if such agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured (but upon any such approval, a Change of Control shall be deemed to have occurred on the date of execution of such agreement).

In addition, for purposes of this Exhibit D the following terms have the meanings set forth below:

         "Common Stock" shall mean the then outstanding Common Stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise. Notwithstanding the foregoing, the term Common Stock shall not include shares of Preferred Stock or convertible debt or options or warrants to acquire shares of Common Stock (including any shares of Common Stock issued or issuable upon the conversion or exercise thereof) to the extent that the Board of Directors of the Company shall expressly so determine in any future transaction or transactions.

         A Person shall be deemed to be the "owner" of any Common Stock:

                  (i) of which such Person would be the "beneficial owner," as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Exchange Act, as in effect on March 1, 1989; or

                  (ii) of which such Person would be the "beneficial owner" for purposes of Section 16 of the Exchange Act and the rules of the Commission promulgated thereunder, as in effect on March 1, 1989; or

                  (iii) which such Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated by the Commission under the Exchange Act, as in effect on March 1, 1989), has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

         "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on March 1, 1989.

         An "Executive Related Party" shall mean any affiliate or associate of Executive other than the Company or a majority-owned subsidiary of the Company. The terms "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act (the term "registrant" in the definition of "associate" meaning, in this case, the Company).

                                    EXHIBIT E

                           Change of Control Benefits

         E.1. Benefits Upon a Change of Control Termination.

         (a) The Company shall pay the following to Executive in a lump sum within 30 days following a Change of Control Termination:

                  (i) an amount equal to (A) two times his Base Salary for one year at the rate in effect immediately prior to the Date of Termination or the Change of Control, whichever is higher, plus (B) the accrued and unpaid portion of his Base Salary through the Date of Termination, subject to the following. If Executive is eligible for long term disability compensation benefits under the Company's long-term disability plan or any successor Company long-term disability plan, the amount payable under (A) shall be reduced by the annual long-term disability compensation benefit for which Executive is eligible under such plan for the two-year period over which the amount payable under
         (A) is measured. If for any period Executive receives long-term disability compensation payments under a long-term disability plan of the Company as well as payments under the first sentence of this clause
         (i), and if the sum of such payments (the "combined Change of Control/disability benefit") exceeds the payment for such period to which Executive is entitled under the first sentence of this clause (i) (determined without regard to the second sentence of this clause (i)), he shall promptly pay such excess in reimbursement to the Company; provided, that in no event shall application of this sentence result in reduction of Executive's combined Change of Control/disability benefit below the level of long-term disability compensation payments to which Executive is entitled under the long-term disability plan or plans of the Company.

                  (ii) in lieu of any other benefits under SERP, an amount equal to the present value of the payments that Executive would have been entitled to receive under SERP as a Category B participant, applying the following rules and assumptions:

                           (A) Executive's Primary Social Security Benefit (as
                  that term is defined in SERP) shall mean the annual primary insurance amount to which the Executive is entitled or would, upon application therefor, become entitled at age 65 under the provisions of the Federal Social Security Act as in effect on the Date of Termination assuming that Executive received annual income at the rate of his Base Salary from the Date of Termination until his 65th birthdate which would be treated as wages for purposes of the Social Security Act;

                           (B) the monthly benefit under SERP determined using
                  the foregoing criteria shall be multiplied by 12 to determine an annual benefit; and

                           (C) the present value of such annual benefit shall be
                  determined by multiplying the result in (B) by the appropriate actuarial factor, using the most recently published interest and mortality rates published by the Pension Benefit Guaranty Corporation which are effective for plan terminations occurring on the Date of Termination, using Executive's age to the nearest year determined as of that date. If, as of the Date of Termination, the Executive has previously satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be that based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred to Age 60 and Payable for Life Thereafter -- Healthy Lives," except that if the Executive's age to the nearest year is more than 60, then such higher age shall be substituted for 60. If, as of the Date of Termination, the Executive has not satisfied the eligibility requirements for Early Retirement under The TJX Companies, Inc. Retirement Plan, then the appropriate factor shall be based on the most recently published "PBGC Actuarial Value of $1.00 Per Year Deferred To Age 65 And Payable For Life Thereafter -- Healthy Lives."

                           (D) the benefit determined under (E) above shall be
                  reduced by the value of any portion of Executive's SERP benefit already paid or provided to him in cash or through the transfer of an annuity contract.

         (b) Until the second anniversary of the Date of Termination, the Company shall maintain in full force and effect for the continued benefit of Executive and his family all life insurance, medical insurance and disability plans and programs in which Executive was entitled to participate immediately prior to the Change of Control, provided that Executive's continued participation is possible under the general terms and provisions of such plans and programs. In the event that Executive is ineligible to participate in such plans or programs, the Company shall arrange upon comparable terms to provide Executive with benefits substantially similar to those which he is entitled to receive under such plans and programs. Notwithstanding the foregoing, the Company's obligations hereunder with respect to life, medical or disability coverage or benefits shall be deemed satisfied to the extent (but only to the extent) of any such coverage or benefits provided by another employer.

         (c) For a period of two years after the Date of Termination, the Company shall make available to Executive the use of any automobile that was made available to Executive prior to the Date of Termination, including ordinary replacement thereof in accordance with the Company's automobile policy in effect immediately prior to the Change of Control (or, in lieu of making such automobile available, the Company may at its option pay to Executive the present value of its cost of providing such automobile).

         E.2. Incentive Benefits Upon a Change of Control. Within 30 days following a Change of Control, whether or not Executive's employment has terminated or been terminated, the Company shall pay to the Executive, in a lump sum, the sum of (i) and (ii), where:

                  (i) is the sum of (A) the "Target Award" under the Company's Management Incentive Plan or any other annual incentive plan which is applicable to Executive for the fiscal year in which the Change of Control occurs, plus (B) an amount equal to such Target Award prorated for the period of active employment during such fiscal year through the Change of Control; and

                  (ii) the sum of (A) for Performance Cycles not completed prior to the Change of Control, an amount with respect to each such cycle equal to the maximum Award under LRPIP specified for Executive for such cycle, plus (B) if the Change of Control occurs prior to the close of the fiscal year ended in 1999, $1,260,000 in lieu of any award under
         Section 3(f)(ii) of the Agreement, plus (C) any unpaid amounts owing with respect to cycles completed prior to the Change of Control (and, if the Change of Control occurs after the close of the fiscal year ended in 1999, any unpaid amount owing with respect to the award described in Section 3(f)(ii) of the Agreement).

         E.3. Payments under Section E.1. and Section E.2. of this Exhibit shall be made without regard to whether the deductibility of such payments (or any other payments to or for the benefit of Executive) would be limited or precluded by Internal Revenue Code Section 280G and without regard to whether such payments (or any other payments) would subject Executive to the federal excise tax levied on certain "excess parachute payments" under Internal Revenue Code
Section 4999; provided, that if the total of all payments to or for the benefit of Executive, after reduction for all federal taxes (including the tax described in Internal Revenue Code Section 4999, if applicable) with respect to such payments ("Executive's total after-tax payments"), would be increased by the limitation or elimination of any payment under Section E.1. or Section E.2., amounts payable under Section E.1. and Section E.2. shall be reduced to the extent, and only to the extent, necessary to maximize Executive's total after-tax payments. The determination as to whether and to what extent payments under Section E.1. or Section E.2. are required to be reduced in accordance with the preceding sentence shall be made at the Company's expense by Coopers & Lybrand or by such other certified public accounting firm as the Committee may designate prior to a Change of Control. In the event of any underpayment or overpayment under Section E.1. or Section E.2., as determined by Coopers & Lybrand (or such other firm as may have been designated in accordance with the preceding sentence), the amount of such underpayment or overpayment shall forthwith be paid to Executive or refunded to the Company, as the case may be, with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Internal Revenue Code.

         E.4. Other Benefits. In addition to the amounts described in Sections
E.1. and E.2., Executive shall be entitled to his benefits, if any, under Sections 3(b)(i) (PARS), 3(b)(ii) (PBDS), 3(b)(iii) (Existing Options), 3(c) (Additional Awards), 3(f) (Additional Bonus Awards), and 3(h) (Qualified Plans).

         5. Noncompetition; No Mitigation of Damages; etc.

                  (a) Noncompetition. Upon a Change of Control, any agreement by Executive not to engage in competition with the Company subsequent to the termination of his employment, whether contained in an employment contract or other agreement, shall no longer be effective.

                  (b) No Duty to Mitigate Damages. Executive's benefits under this Exhibit E shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

                  (c) Legal Fees and Expenses. The Company shall pay all legal fees and expenses, including but not limited to counsel fees, stenographer fees, printing costs, etc. reasonably incurred by Executive in contesting or disputing that the termination of his employment during a Standstill Period is for Cause or other than for good reason (as defined in the definition of Change of Control Termination) or obtaining any right or benefit to which Executive is entitled under this Agreement following a Change of Control. Any amount payable under this Agreement that is not paid when due shall accrue interest at the prime rate as from time to time in effect at the First National Bank of Boston, until paid in full.

                  (e) Notice of Termination. During a Standstill Period, executive's employment may be terminated by the Company only upon 30 days' written notice to Executive.